                               ASSET PURCHASE AGREEMENT


                                     dated as of


                                   January 9, 1996


                                        among


                               EMHART INDUSTRIES, INC.,


                                     EMHART, INC.


                                         and


                               KAYNAR TECHNOLOGIES INC.

                                  TABLE OF CONTENTS



SECTION                                                                     PAGE
-------                                                                     ----


                                      ARTICLE 1
              PURCHASE AND SALE OF ASSETS...................................  1

    1.1       Sale of Assets................................................  1
    1.1.1     Names.........................................................  1
    1.1.2     Inventory.....................................................  1
    1.1.3     Equipment.....................................................  1
    1.1.4     Intellectual Property.........................................  2
    1.1.5     Sales Materials...............................................  2
    1.1.6     Books and Records.............................................  2
    1.1.7     Assigned Contracts............................................  2
    1.2       Accounts and Work-In-Process Not Transferred..................  2

                                      ARTICLE 2
              CLOSING/DELIVERY OF ASSETS/PURCHASE PRICE/
                ASSUMPTION OF LIABILITIES...................................  3

    2.1       The Closing...................................................  3
    2.2       Selection of Inventory and Equipment/Purchase Price/Closing
              Date..........................................................  3
    2.2.1     Purchase of Inventory and Equipment/Determination of Inventory
              Price and Equipment Price.....................................  3
    2.2.2     Closing Date and Purchase Price...............................  5
    2.2.3     Allocation of Purchase Price..................................  6
    2.3       Payments to Seller............................................  6
    2.4       Instruments of Conveyance and Transfer........................  7
    2.5       Assumption of Certain Liabilities.............................  7
    2.6       Non-Assumption of Liabilities.................................  7
    2.7       Sales and Use Tax.............................................  7

                                      ARTICLE 3
              REPRESENTATIONS AND WARRANTIES OF SELLER......................  8

    3.1       Organization, Corporate Power and Authority...................  8
    3.2       Authorization of Agreements...................................  8
    3.3       Effect of Agreement...........................................  8
    3.4       Permits.......................................................  8
    3.5       Assigned Contracts............................................  9
    3.6       Sufficiency of Property.......................................  9
    3.7       Equipment.....................................................  9
    3.8       Inventory.....................................................  9
    3.9       Legal Proceedings.............................................  9


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

    3.10      Compliance with Law...........................................  9
    3.11      Intellectual Property......................................... 10
    3.12      Taxes and Proration........................................... 10
    3.13      Insurance..................................................... 10
    3.14      Worker Adjustment and Retraining Notification................. 10

                                      ARTICLE 4
              REPRESENTATIONS AND WARRANTIES OF BUYER....................... 11

    4.1       Organization, Corporate Power and Authority................... 11
    4.2       Authorization of Agreement.................................... 11
    4.3       Effect of Agreement........................................... 11
    4.4       Financing..................................................... 11

                                      ARTICLE 5
                            COVENANTS WITH RESPECT TO
                 CONDUCT OF SELLER AND BUYER PRIOR TO CLOSING............... 12

    5.1       Access........................................................ 12
    5.2       Material Adverse Changes...................................... 12
    5.3       Conduct of Business........................................... 12
    5.4       Preservation of Business Prior to Delivery Date of Retained
              Equipment..................................................... 13
    5.5       Disposal of Inventory and Equipment Not Selected for Purchase. 14

                                      ARTICLE 6
              ADDITIONAL CONTINUING COVENANTS............................... 14

    6.1       Permits and Approvals......................................... 14
    6.2       Nondisclosure of Proprietary Data............................. 14
    6.3       Access to Information......................................... 15

                                      ARTICLE 7
              CONDITIONS OF PURCHASE........................................ 15

    7.1       General Conditions............................................ 15
    7.2       Conditions to Obligations of Buyer............................ 15
    7.3       Conditions to Obligations of Seller........................... 16

                                      ARTICLE 8
              INDEMNIFICATION............................................... 16

    8.1       Obligations of Seller......................................... 16
    8.2       Obligations of Buyer.......................................... 17
    8.3       Notice and Defense............................................ 17

                                      ARTICLE 9
              GENERAL....................................................... 18

    9.1       Amendments; Waivers........................................... 18
    9.2       Schedules; Exhibits; Integration.............................. 18
    9.3       Further Assurances............................................ 18

    9.4       Governing Law................................................. 19
    9.5       Counterparts.................................................. 19
    9.6       Remedies Cumulative........................................... 19
    9.7       Notices....................................................... 19
    9.8       Expenses and Attorneys Fees................................... 20
    9.9       Survival...................................................... 21
    9.10      Specific Performance; Return of Initial Payment............... 21
    9.11      Bulk Transfer Laws............................................ 21
    9.12      No Assignment................................................. 22
    9.13      Headings...................................................... 22

                                      ARTICLE 10
              DEFINITIONS................................................... 22

                                       EXHIBITS

EXHIBIT A          Assignment and Assumption Agreement
EXHIBIT B          Bill of Sale
EXHIBIT C          Form of Assignment of Intellectual Property Rights
EXHIBIT D          Form of Non-Competition Agreement
EXHIBIT E          Valiant Supply Agreement
EXHIBIT F          The Business


                                      SCHEDULES

1.1.1 - Names
1.1.3 - Equipment
1.1.4 - Intellectual Property
1.1.7 - Assigned Contracts
1.2   - Excluded Assets
2.2.1 - Inventory Price Calculation Procedure

                               ASSET PURCHASE AGREEMENT


         This Asset Purchase Agreement is entered into as of January 9, 1996, among Kaynar Technologies Inc., a Delaware corporation ("BUYER"), Emhart Industries, Inc., a Connecticut corporation ("SELLER") and Emhart, Inc., a Delaware corporation ("INTELLECTUAL PROPERTY SELLER"). Capitalized terms used herein without definition are defined in Article 10.


                                  A G R E E M E N T

         In consideration of the mutual promises contained herein and intending to be legally bound, the parties agree as follows:


                                      ARTICLE 1
                             PURCHASE AND SALE OF ASSETS

    1.1 SALE OF ASSETS. (a) Subject to the terms and conditions of this Agreement Seller (and Intellectual Property Seller with respect to the Intellectual Property owned by it) will sell, transfer and assign to Buyer, and Buyer will purchase from Seller, all of Seller's right, title and interest in and to the following assets (collectively, the "ASSETS"):

         1.1.1 NAMES. All of Seller's right to use the name "KELOX" and the other tradenames or product names set forth on SCHEDULE 1.1.1 (the "NAMES");

         1.1.2 INVENTORY. All raw materials, product samples, parts, finished goods, and inventory owned by the Seller and relating principally to the Business and existing as of the date hereof (the "INVENTORY"), but solely to the extent that Buyer is required or elects to purchase such Inventory pursuant to Section 2.2.1(B) hereof; provided that Buyer shall not purchase any Inventory required by Seller to fill orders existing as of the date hereof (or which may be placed following the date hereof and before Closing) and delivery of which is due on or before 60 days following Closing (the "CUSTOMER ORDER BACKLOG"), and, within 10 days of the date hereof, Seller shall provide Buyer with a reasonably detailed written description of the Inventory which Seller estimates it may need with respect to the Customer Order Backlog;

         1.1.3 EQUIPMENT. The machinery, equipment, furniture, supplies, tools, designs, patterns, molds, office equipment and supplies, computer hardware and other tangible property listed on SCHEDULE 1.1.3 annexed hereto (such assets being collectively referred to as the "EQUIPMENT"), but solely to the extent that Buyer elects to purchase such Equipment pursuant to Section 2.2.1(C) hereof;

         1.1.4 INTELLECTUAL PROPERTY. All trademarks and trade names, trademark and trade name registrations, service marks and service mark registrations, copyright registrations, the applications therefor and the licenses with respect thereto all as identified on SCHEDULE 1.1.4, and all unregistered copyrights engineering reports and specifications, technical information, trade secrets, secret processes, confidential information, know-how, and other intellectual property of the Seller or Intellectual Property Seller, as the case may be, used or held for use primarily in the Business, together with the goodwill appurtenant to each of the foregoing (collectively, the "INTELLECTUAL PROPERTY");

         1.1.5 SALES MATERIALS. All of Seller's sales and purchase data and information (including sales history), customer lists, pricing sheets, product costs, supplier lists, mailing lists, catalogues, brochures, sales literature, promotional material, advertising material, and other selling material, in each case, pertaining to the Assets, the Assumed Liabilities or otherwise to the Business (collectively, the "SALES MATERIALS");

         1.1.6 BOOKS AND RECORDS. All books and records and all files, documents and papers (including, but not limited to, those contained in computerized storage media) principally pertaining to the Assets, the Assumed Liabilities or otherwise to the Business, including, without limitation, all manufacturing documentation to the extent not included in the Intellectual Property (collectively, the "BOOKS AND RECORDS");

         1.1.7 ASSIGNED CONTRACTS. All rights of Seller under all of the Contracts (including the Valiant Supply Agreement), guarantees and warranties from third parties, listed on SCHEDULE 1.1.7 annexed hereto (the "ASSIGNED CONTRACTS");

         (b) The Assets shall include all assets, rights and properties of the type described above that are acquired by Seller between the date hereof and the Closing principally in connection with the Business, and shall exclude the assets listed on Schedule 1.2 annexed hereto and, subject to Article 5, any assets, rights and properties that are disposed of, sold or consumed after the date hereof in the ordinary course of business.

    1.2 ACCOUNTS AND WORK-IN-PROCESS NOT TRANSFERRED. All accounts receivable arising from sales prior to the Closing (other than accounts receivable arising from the Assigned Contracts in respect of sales of products to be delivered after 60 days following Closing) and from the Work-In-Process (as defined below) even if the invoices relating to such sales have not been issued (collectively, the "ACCOUNTS"), all work-in-process existing as of the Closing (the "WORK-IN-PROCESS"), and the assets listed on SCHEDULE 1.2 annexed hereto are specifically excluded from the Assets and shall be retained by Seller (the "EXCLUDED ASSETS"), provided that Seller shall be solely responsible for collecting the Accounts, for disposing of or completing the manufacture of the Work-In-Process in accordance with Article 5 and for filling the Customer Order Backlog. Buyer shall grant to Seller an irrevocable and fully-paid up license to use any Intellectual Property acquired by Buyer on the Closing Date in connection with Seller's disposition and completion of its manufacture of the Work-In-Process following Closing in the manner contemplated by this Agreement.


                                      ARTICLE 2
                      CLOSING/DELIVERY OF ASSETS/PURCHASE PRICE/
                              ASSUMPTION OF LIABILITIES

    2.1  THE CLOSING.

         The consummation of the Transactions (the "CLOSING") will take place at the offices of O'Melveny & Myers located at 400 South Hope Street, 15th Floor, Los Angeles, California 90071, on the date specified in Section 2.2.2 below after the satisfaction or waiver of the conditions in Article 7.

    2.2  SELECTION OF INVENTORY AND EQUIPMENT/PURCHASE PRICE/CLOSING DATE.

         2.2.1 PURCHASE OF INVENTORY AND EQUIPMENT/DETERMINATION OF INVENTORY PRICE AND EQUIPMENT PRICE. Seller and Buyer agree that the obligation of Buyer to purchase any Inventory or Equipment, and the amount payable by Buyer to Seller for the Inventory (the "INVENTORY PRICE") and for the Equipment (the "EQUIPMENT PRICE") purchased by Buyer, shall be determined in accordance with the procedures set forth in (A), (B) and (C) below and such determinations shall be binding on Buyer and Seller for purposes of determining the Inventory Price and the Equipment Price components of the actual Purchase Price.

         (A) INSPECTION OF INVENTORY AND EQUIPMENT. Pursuant to Section 5.1, immediately following the date hereof, Seller shall permit Buyer and its agents to have access to all of the Assets and shall provide Buyer all financial information and records, in each case, only to the extent necessary for Buyer to conduct a physical inspection, count and valuation of the Inventory and the Equipment. On or before February 20, 1996, Buyer and Seller shall complete a physical inspection, count and valuation of the Inventory and the Equipment (the "PHYSICAL INSPECTION") and determine the actual amount of the Inventory Price and the Equipment Price in accordance with the terms and provisions of this Section 2.2.1. Notwithstanding anything to the contrary contained herein, Buyer shall not be obligated to purchase any Inventory or Equipment which is not in good condition and/or repair, reasonable wear and tear excepted.

         (B) PURCHASE OF INVENTORY/INVENTORY PRICE. During or within twenty business days following the completion of the Physical Inspection, Buyer and Seller shall determine the total amount of Inventory (other than Inventory needed by Seller to fill the Customer Order Backlog) held by Seller and available for purchase by Buyer (the "TOTAL INVENTORY"). Buyer and Seller shall also determine, based on the sales history of Seller for the 12-month period prior to the date of completion of the Physical Inspection, the average amount of Inventory (by item) actually sold by Seller in each month during such 12-month period (such average, the "PRIOR TWELVE-MONTH AVERAGE"); PROVIDED THAT, if, Buyer can demonstrate in good faith that the Prior Twelve-Month Average is not indicative of demand for the Inventory during the 24-month period following the date of completion of the Physical Inspection, the Prior Twelve-Month Average figure shall be adjusted downward to reflect the projected demand for the Inventory during such 24-month period as mutually agreed upon between Buyer and Seller (such adjusted average, the "ADJUSTED TWELVE-MONTH AVERAGE"). Based on the final determination by Buyer and Seller of the Total Inventory, the Prior Twelve-Month Average and the Adjusted Twelve-Month Average (if any), Buyer shall be obligated to purchase the lesser of (i) the Total Inventory and (ii) an amount of Inventory (by item) equal to the product of (x) the Prior Twelve-Month Average (if no adjustment is made to the Prior Twelve-Month Average) or the Adjusted Twelve-Month Average (if an adjustment is made to the Prior Twelve-Month Average) multiplied by (y) twenty-four (24) (such product, the "TWENTY-FOUR MONTH INVENTORY"). The Buyer shall have the option, but not the obligation, to purchase all or any portion of the Total Inventory (if any) in excess of the Twenty-Four Month Inventory. The Inventory Price for each item of Inventory required to be purchased by Buyer pursuant to this Section 2.2.1 shall be determined in the manner specified on SCHEDULE 2.2.1 annexed hereto.

         (C) PURCHASE OF EQUIPMENT/EQUIPMENT PRICE. During or within twenty business days following the Physical Inspection, Buyer shall provide Seller a list of the particular items of Equipment Buyer elects to purchase and Buyer shall be obligated to purchase only the items of Equipment set forth on such list or as otherwise communicated in writing by Buyer to Seller. The parties agree that the Equipment Price for each item of Equipment selected by Buyer for purchase shall initially be equal to the "LIQUIDATION VALUE" of such Equipment as set forth in that certain Appraisal, Heli-Coil Fastening Systems Division, Shelter Rock Lane, Danbury, Connecticut 06810, dated March 29, 1994, prepared by Roland Grenier, Appraiser, of Grenier National, Inc. (the "APPRAISAL"). The purchase price of any gages and thread roll dies listed on Schedule 1.1.3 but not included in the Appraisal and which Buyer elects to purchase shall be agreed upon between Buyer and Seller in good faith prior to Closing. Any form tools, taps, round dies, welding punches and nests and miscellaneous other items of Equipment listed on Schedule 1.1.3 but not included in the Appraisal and which Buyer elects to purchase shall be deemed to be part of the other Equipment purchased by Buyer and shall be included in the Equipment Price payable by Buyer for such other Equipment. The Liquidation Value of any item of Equipment may, however, be adjusted downward by an amount agreed upon between Buyer and Seller during the completion of the Physical Inspection if the Physical Inspection reveals that the physical condition of such item of Equipment is such that the appraised Liquidation Value of such Equipment is materially higher than the true liquidation value of such Equipment as agreed upon between Buyer and Seller; PROVIDED that, notwithstanding anything to the contrary contained herein, Buyer shall not be obligated to purchase any such Equipment if Buyer and Seller cannot agree on the true liquidation value of such Equipment; provided further that

    Seller may but shall not be obligated to sell any item of Equipment at less than its Liquidation Value.

         2.2.2     CLOSING DATE AND PURCHASE PRICE.

         (a) Following the date of this Agreement, Seller shall maintain the Assets in its possession in accordance with Article V. The Closing shall occur within 10 days after the date on which the Inventory Price and the Equipment Price are conclusively determined pursuant to Section 2.2.1, or such later date (which shall not be beyond February 29, 1996) as the parties may agree in the event that the conditions to the parties' obligations to close set forth in
Article 7 have not been satisfied within 10 days after the date that the Inventory Price and Equipment Price are determined. At Closing, all equitable, legal and beneficial title incidental to the ownership of the Assets (other than the Equipment) shall pass to Buyer, and Seller shall promptly initiate in accordance with Buyer's instructions the delivery to Buyer (via commercially reasonable means of transportation designated by Buyer to a location designated by Buyer) of the Inventory, the Equipment (other than the Retained Equipment (as defined below)), and the other Assets purchased by Buyer. Equitable, legal and beneficial title to the Equipment (including the Retained Equipment) shall pass to Buyer upon delivery of the Equipment to a location in California designated by Buyer; provided that Buyer shall be entitled to receive any insurance proceeds in the event the Equipment is damaged, lost or destroyed during transit. Because Seller shall retain possession of the Assets after Closing, the risk of loss incidental to the ownership of the Assets shall pass to Buyer upon delivery of the Assets to the carrier who will transport the Assets to Buyer. Seller shall be entitled to retain for a period of up to 30 days from the date of the Closing, any Equipment Seller reasonably determines it will need in order to complete its manufacture and delivery of Customer Order Backlog (the "RETAINED EQUIPMENT"). Seller shall deliver to Buyer, via commercially reasonable means of transportation designated by Buyer to a location designated by Buyer, the Retained Equipment immediately after the end of such 30 day period. Seller shall deliver the Retained Equipment to Buyer in substantially the same condition as the Retained Equipment existed on the Closing Date.
Seller shall bear all costs of crating and packaging the Assets for delivery to Buyer and Buyer shall bear all costs of shipping and taking delivery of the Assets (other than any taxes payable by Seller under Section 3.12).

         (b) In consideration of the purchase and sale of the Assets and the promises of Seller contained in this Agreement and the other Transaction Documents, Buyer agrees to make the following payments to Seller:

              (i) Buyer shall pay to Seller $100,000 on the date of this Agreement (the "INITIAL PAYMENT");

              (ii) On the Closing Date, Buyer shall pay to Seller the Inventory Price for the Inventory purchased by Buyer pursuant to Sections 2.2.1 and 2.2.2;

              (iii) On the Closing Date, Buyer shall pay to Seller the Equipment Price for the Equipment (other than the Retained Equipment) purchased by Buyer pursuant to Sections 2.2.1 and 2.2.2;

              (iv) On the date on which Seller notifies Buyer that the Retained Equipment has been packed and crated for delivery to Buyer, Buyer shall pay to Seller the Equipment Price for the Retained Equipment being delivered to Buyer;

              (v) On the Closing Date, Buyer shall pay to Seller the sum of $175,000 (a portion of which shall be distributed by Seller to Intellectual Property Seller as payment for the Intellectual property being sold by Intellectual Property Seller) in consideration for the remaining Assets purchased by Buyer and the Non-Competition Agreement.

         For purposes of this Agreement, the "Purchase Price" shall mean the sum of (i) the Initial Payment, (ii) the Inventory Price, (iii) the Equipment Price, and (iv) the sum of $175,000 payable by Buyer to Seller with respect to the remaining Assets and the Non-Competition Agreement.

         2.2.3 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Assets as follows:

         Inventory:                         actual aggregate Inventory Price

         Equipment:                         actual aggregate Equipment Price

         Non Competition Agreement:         $50,000

         Names and Intellectual Property:   $175,000

         Remainder of Assets:               $50,000

         Buyer and Seller each agrees to file Internal Revenue Service Form 8594, and all federal, state, local and foreign tax returns, in accordance with the above calculation and allocation of the Purchase Price.

    2.3 PAYMENTS TO SELLER. On the date hereof, Buyer shall pay to Seller the Initial Payment of $100,000 by wire transfer in immediately available funds to Seller's account specified below. The Initial Payment shall be refundable to Buyer in accordance with Section 9.10 of this Agreement. On the Closing date, Buyer shall pay to Seller the Inventory Price for the Inventory purchased by Buyer, the Equipment Price for the Equipment (other than the Retained Equipment) purchased by Buyer and the $175,000 payment relating to the remaining Assets and the Non-Competition Agreement by wire transfer to Seller's account specified below. On the date specified in Section 2.2.2(b)(iv), Buyer shall pay to Seller the Equipment Price for the Retained Equipment purchased by Buyer by wire transfer in immediately available funds to Seller's account specified below or by certified check. For purposes of this Section 2.3, Seller's account information is as follows:

              Citibank New York
              ABA 021000089
              Account of:  Emhart Industries Inc.
              Account No:  4057-7082

    2.4 INSTRUMENTS OF CONVEYANCE AND TRANSFER. On the Closing, Seller (and Intellectual Property Seller in the case of clause (c) below) shall execute and deliver or cause to be delivered to Buyer against Seller's receipt of the wire transfer made in accordance with Section 2.3 at Closing (a) a Bill of Sale, conveying all of the Assets other than the Retained Equipment (b) the Assignment and Assumption Agreement, (c) the Assignment of Intellectual Property Rights and specific assignments of each trademark and copyright included in the Intellectual Property in a form recordable in the United States Patent and Trademark Office, (d) the Non-Competition Agreement, (e) such other instrument or instruments of transfer as shall be necessary or appropriate to transfer to and vest in Buyer all of Seller's and Intellectual Property Seller's respective rights, title and interests in and to the Assets, and (f) on or after the Closing, such other documents as may be reasonably requested by Buyer in order to carry out the Transactions. Seller and Intellectual Property Seller shall use their reasonable best efforts to execute and deliver assignments of Intellectual Property in a form recordable in each remaining jurisdiction granting such rights on or before Closing; provided that if such assignments cannot be delivered on or before Closing, Seller and Intellectual Property Seller shall deliver such assignments promptly following Closing. Against the receipt by Seller of the Equipment Price for the Retained Equipment, Seller shall execute and deliver to Buyer a separate Bill of Sale conveying the Retained Equipment.

    2.5 ASSUMPTION OF CERTAIN LIABILITIES. On the Closing, Buyer shall execute and deliver to Seller the Assignment and Assumption Agreement, pursuant to which, subject to Section 2.6, Buyer shall, after the closing and subject to
Section 6.1, assume and agree to pay, perform and discharge when due, all the liabilities and obligations of Seller arising solely out of the Valiant Supply Agreement and the other Assigned Contracts (collectively, the "ASSUMED LIABILITIES"), except any liability or obligation arising thereunder as a result of a breach of any such Assigned Contract prior to Closing.

    2.6 NON-ASSUMPTION OF LIABILITIES. Buyer is not assuming, and shall not be deemed to have assumed any liability or obligation of Seller or any affiliate of Seller, of any kind or nature, whether absolute, contingent, accrued or otherwise, known or unknown, and whether arising before or after the date hereof which is not set forth in Section 2.5 or is not otherwise expressly assumed in any other provision of this Agreement.

    2.7 SALES AND USE TAX. Buyer and Seller shall cooperate in preparing and filing use and sales tax returns, if required, relating to, and Buyer shall pay any and all sales, transfer or use tax due with regard to, the Transactions.

                                      ARTICLE 3
                       REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller (and Intellectual Property Seller with respect to Sections 3.1, 3.2, 3.3, 3.9 and 3.11) represents and warrants to Buyer as of the date hereof and as of Closing as follows:

    3.1 ORGANIZATION, CORPORATE POWER AND AUTHORITY. Each of Seller and Intellectual Property Seller is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated and is duly qualified to do business as a foreign corporation in the jurisdictions in which Seller conducts the Business, except where the failure so to qualify will not have a material adverse effect on the Assets or the Business. Seller has all requisite corporate power and authority to own, operate and lease the Assets, to conduct the Business, to execute and deliver the Transaction Documents and to perform its obligations thereunder. Seller's principal executive offices are located in the State of Connecticut and all of the material tangible Assets are located in the County of Fairfield, State of Connecticut.

    3.2 AUTHORIZATION OF AGREEMENTS. The execution, delivery and performance by Seller and Intellectual Property Seller of the Transaction Documents, and the consummation by it of the Transactions, have been duly authorized by all necessary corporate action by Seller and Intellectual Property Seller. This Agreement has been, and each other Transaction Document will be at the date thereof, duly executed and delivered by Seller and Intellectual Property Seller and constitutes, or will, when executed and delivered, constitute, the legal, valid and binding obligations of Seller, enforceable against Seller and Intellectual Property Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws and equitable principles relating to or limiting creditors' rights generally.

    3.3 EFFECT OF AGREEMENT. The execution, delivery and performance by Seller and Intellectual Property Seller of the Transaction Documents, and the consummation by each of them of the Transactions, will not violate the charter documents or bylaws of Seller or Intellectual Property Seller or any law to which Seller or Intellectual Property Seller is subject, or any judgment, award or decree or any indenture, agreement or other instrument to which Seller or Intellectual Property Seller is a party, or by which Seller or Intellectual Property Seller or its Assets are bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument, or result in the creation or imposition of any encumbrance or lien of any nature whatsoever upon any of its Assets. No consents, approvals, authorizations, qualifications, waivers and releases (collectively, the "APPROVALS"), including any Approvals of any governmental entity, are required to be obtained by Seller to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

    3.4 PERMITS. No Permit has been obtained by or issued to Seller or is required in connection with the conduct of the Business.



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

    3.5  ASSIGNED CONTRACTS.

         SCHEDULE 1.1.7 annexed hereto lists each Assigned Contract. Each Assigned Contract is valid and subsisting; Seller has duly performed all its obligations thereunder to the extent that such obligations to perform have accrued; and no breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by Seller, or, to the best knowledge of Seller, any other party or obligor with respect thereto, has occurred or as a result of the Transactions will occur. True copies of the Assigned Contracts, including all amendments and supplements thereto, have been delivered to Buyer. EXHIBIT E annexed hereto is a true, complete and correct copy of the Valiant Supply Agreement.

    3.6  SUFFICIENCY OF PROPERTY.

         Seller has and shall transfer to Buyer on the date hereof good and marketable title to, free of any encumbrances and liens, all of the Assets. The Assets, together with the Inventory and Equipment not purchased by Buyer pursuant to Section 2.2.1, constitute (A) all of the assets necessary for the manufacture of the products of the Business in the manner in which such products are currently manufactured by Seller, and (B) all of the assets of Seller used to manufacture the products of the Business.

    3.7 EQUIPMENT. SCHEDULE 1.1.3 annexed hereto is a schedule which is complete and accurate in all material respects describing, and specifying the location of, the Equipment. All Equipment taken as a whole and including any Equipment not purchased by Buyer is adequate for the manufacture of the products of the Business and is sufficient in quantity and quality for the manufacture of the products of the Business in the manner in which such products are currently manufactured. No Equipment is held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement or is located other than in the possession of the Seller.

    3.8 INVENTORY. Seller does not hold any Inventory on consignment and does not have title to any Inventory in the possession of others other than approximately $10,000 worth of raw materials held on consignment by Valiant Tool Company, Inc.

    3.9  LEGAL PROCEEDINGS.

         There are no legal proceedings pending, or, to the best knowledge of Seller, threatened, against or affecting Seller or the Assets that individually or when aggregated with one or more other legal proceedings have or would reasonably be expected to have a material adverse effect on the Business or on Seller's ability to perform its obligations under the Transaction Documents.

    3.10 COMPLIANCE WITH LAW.

         Seller has conducted the Business in accordance with applicable laws.

    3.11 INTELLECTUAL PROPERTY.

         SCHEDULE 1.1.4 annexed hereto lists any and all trademarks, tradenames, and registered copyrights which presently are, or at any time in the past 5 years have been used and is currently required by Seller or Intellectual Property Seller in the operation of the Business and in which Seller or Intellectual Property Seller has or has had an interest and the nature of such interest. Except as set forth on SCHEDULE 1.1.4, to the knowledge of Seller or Intellectual Property Seller, Seller or Intellectual Property Seller has complete rights to and ownership of all Intellectual Property required for use in connection with the Business, does not use any Intellectual Property by license or consent of any other person or entity and the Intellectual Property of Seller or Intellectual Property Seller used in connection with the Business are fully assignable, free and clear of any encumbrances or liens. Neither Seller nor Intellectual Property Seller has received any notice to the effect (or is otherwise aware) that any Intellectual Property or any use by Seller or Intellectual Property Seller thereof in connection with the Business conflicts with or allegedly conflicts with or infringes the rights of any other person or entity. Neither Seller nor Intellectual Property Seller owns or has a license to use any registered or unregistered patents relating to the Business.

    3.12 TAXES AND PRORATION.

         (a) Seller has timely filed or will file (or, where permitted or required, its respective direct or indirect parents have timely filed or will file) all required tax returns and have paid all taxes of any kind applicable to the Assets and the Business due for all periods ending on or before the Closing Date. Seller has not elected to be treated as a consenting corporation under
Section 341(f) of the Code.

         (b) Subject to Section 2.7, all ad valorem, property and similar taxes in respect of the Assets and the Business attributable to the period prior to the Closing, shall be prorated to the Closing, based on the latest available applicable tax rates. Each party shall immediately pay on demand to the other party the amount of any taxes paid or payable by the other party in excess of the tax liability accruing to such party under this Sections 3.12 and Section 2.7.

    3.13 INSURANCE.

         Seller is currently insured with reputable insurers against all risks with respect to the Assets and the Business normally insured against by companies engaged in similar businesses. All insurance policies and bonds are in full force and effect and shall remain in full force and effect until delivery of the Assets to the carrier who will transport the Assets pursuant to
Section 2.2.2(a).

    3.14 WORKER ADJUSTMENT AND RETRAINING NOTIFICATION.

         Seller represents and warrants that Seller has complied with the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Sections 2101 ET. SEQ. (the "WARN ACT") and has timely served all the notices required under the WARN Act.

Seller agrees to defend, indemnify and hold harmless Buyer from and against any losses in connection with or arising out of or resulting from or incident to the WARN Act.

                                      ARTICLE 4
                       REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as of the date hereof and as of Closing as follows:

    4.1 ORGANIZATION, CORPORATE POWER AND AUTHORITY. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated. Buyer has all requisite corporate power and authority to acquire, own, lease and operate the Assets, to conduct the Business after the date hereof, to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder.

    4.2 AUTHORIZATION OF AGREEMENT. The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party, and the consummation by it of the Transactions, have been duly authorized by all necessary corporate action by Buyer. This Agreement has been, and each other Transaction Document to which Buyer is a party will be at the date of delivery thereof, duly executed and delivered by Buyer and constitute, or will, when delivered, constitute, the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally.

    4.3 EFFECT OF AGREEMENT. The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party, and the consummation by it of the Transactions, will not violate the charter documents or bylaws of Buyer or any law to which Buyer is subject, or any judgment, award or decree or any material indenture, material agreement or other material instrument to which Buyer is a party, or by which Buyer or its properties or assets are bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument, except to the extent the effect thereof will not be materially adverse to Buyer's ability to fulfill its obligations under the Transaction Documents to which it is a party.

    4.4 FINANCING. Buyer has sufficient funds available to enable it to pay the Purchase Price and otherwise satisfy its obligations under the terms of this Agreement in a timely fashion.

                                      ARTICLE 5
                              COVENANTS WITH RESPECT TO
                     CONDUCT OF SELLER AND BUYER PRIOR TO CLOSING

    5.1  ACCESS.

         (a)  From the date hereof to and including the Closing (the
"TRANSITION PERIOD"), Seller shall authorize and permit Buyer and its agents to have access during such times as may be agreed to between Buyer and Seller, to the Assets and all other information with respect to the Business as Buyer may from time to time reasonably request, and to discuss the Business with Seller's officers, employees, accountants, counsel, suppliers, and a representative sampling of customers to be agreed upon between Buyer and Seller for the Buyer's purpose of familiarizing itself with the Business, completing the Physical Inspection obtaining any necessary Approvals for the Transactions. Prior to Closing, Buyer shall not be entitled to make or retain any copies of books, records or other materials and shall destroy any notes, analyses or other written information it may produce based on or in connection with the access it may be granted to Seller pursuant to this Agreement in the event that Closing does not occur for any reason. Buyer shall arrange for the access provided pursuant to this Section 5.1 (including the sampling of customers) only through Robert McCue and any other person Mr. McCue may designate following the date of this Agreement.

         (b) Prior to Closing, Buyer and Buyer's partners, officers, co-venturers, directors, officers, employees, affiliates, agents, advisors and representatives (collectively, "BUYER'S REPRESENTATIVES") will keep all the information (whether written or oral) pertaining to the Seller or the Seller's Business which is furnished pursuant this Section 5.1 or has been furnished prior to the date of this Agreement by the Seller or by any officer, employee, affiliate, agent, advisor or representative of the Seller (collectively, the "SELLER REPRESENTATIVES") confidential and will not without the Seller's prior written consent, use or disclose any of such information in any manner whatsoever. Nothing contained herein shall be construed to prevent the Buyer from making disclosures that may be required by applicable law, regulation or legal process. The terms of this Section 5.1 shall survive the termination of this Agreement in the event that Closing does not occur.

    5.2  MATERIAL ADVERSE CHANGES.

         Seller will promptly notify Buyer of any event of which Seller obtains knowledge which has had or might reasonably be expected to have a material adverse effect on the Business or which if known as of the date hereof would have been required to be disclosed to Buyer.

    5.3  CONDUCT OF BUSINESS.

         Prior to and for 30 days following Closing, Seller shall have the right, power and authority to use the Assets and continue the Business solely for the purpose of filling the Customer Order Backlog. To this end, Seller may deliver to its customers any Inventory (for a period of 60 days following Closing) needed to fill the Customer Order Backlog and may complete the build out of any Work-In-Process. Any such Work-In-Process built out by Seller and constituting Inventory but not needed by Seller to fill the Customer Order Backlog shall, if purchased by Buyer pursuant to Section 2.2.1, be delivered to Buyer in accordance with Section 2.2.2(a). Seller covenants and agrees that it shall not without the prior consent in writing of Buyer which may not be unreasonably withheld:

         (a)  conduct the Business in any manner except as provided in this
Article 5 and consistent with prudent industry practice;

         (b) default in any of its obligations under any Assigned Contract or take any action that would jeopardize the continuance of its material supplier or customer relationships (it being understood that there cannot be any assurance that material suppliers or customers will initiate relationships with Buyer following Closing, PROVIDED that Seller shall reasonably cooperate with Buyer to induce such material suppliers or customers to initiate and develop relationships with Buyer following Closing);

         (c) terminate, amend or fail to renew any existing insurance coverage with respect to the Assets of the Business (it being understood that such insurance coverage will not apply or be continued following delivery of the Assets to the carrier who will transport the Assets to Buyer;

         (d) sell, transfer, mortgage, encumber or otherwise dispose of any Assets or any liabilities other than the Customer Order Backlog; or

         (e) agree to or make any commitment to take any actions prohibited by this Section 5.3.

    5.4  PRESERVATION OF BUSINESS PRIOR TO DELIVERY DATE OF RETAINED EQUIPMENT.

         Prior to the date of delivery of the Retained Equipment, Seller will use its reasonable efforts to preserve the Business and to preserve the goodwill of customers, suppliers and others having business relations with Seller and shall fully cooperate with Buyer in making a smooth transition of the Assets and the Business to the Buyer (it being understood that the terms of this covenant shall not require Seller to pay money to any third parties other than in the ordinary course of business and consistent with past practices).

    5.5  DISPOSAL OF INVENTORY AND EQUIPMENT NOT SELECTED FOR PURCHASE.

         Any Inventory or Equipment not selected for purchase by Buyer pursuant to Section 2.2.1 may be disposed of by Seller in any manner that Seller deems appropriate and nothing contained herein (including the Non-Competition Agreement) shall prevent Seller from selling or transferring such Inventory or Equipment to a competitor of Seller or Buyer or any vendor, broker or other person connected to or engaged in the Business or a similar business.


                                      ARTICLE 6
                           ADDITIONAL CONTINUING COVENANTS

    6.1  PERMITS AND APPROVALS.

         Seller and Buyer each agree to cooperate and use their reasonable best efforts to obtain all Approvals and Permits (if any) not obtained on or before Closing pursuant to Section 7.2 that may be necessary or which may be reasonably requested by Buyer to consummate the Transactions. Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that, Seller will not assign to Buyer any Assigned Contract that by its terms requires, prior to such assignment, the consent of any other contracting party thereto unless such consent has been obtained prior to the Closing. With respect to each such Assigned Contract not assigned at Closing, following Closing Seller shall continue to deal with the other contracting parties to such Assigned Contract as the prime contracting party, and Seller shall use its reasonable best efforts to obtain the consent of all required parties to the assignment of such Assigned Contract. Such Assigned Contract shall be promptly assigned by Seller to Buyer after receipt of such consent after Closing. Notwithstanding the absence of any such consent, Buyer shall be entitled to the benefits of such Assigned Contract accruing after Closing; Buyer agrees to perform all of the obligations of Seller to be performed under such Assigned Contract (other than any performance arising as a result of a breach by Seller) after the Closing. Seller shall pay all costs and expenses incurred by Buyer or Seller in obtaining any consents to the assignment of the Assigned Contracts pursuant to this Section 6.1. Buyer shall pay all costs and expenses incurred by Buyer or Seller in obtaining any Permits or other Approvals (other than consents to the Assigned Contracts) pursuant to this Section 6.1. Nothing contained in this Agreement shall require the Seller to pay money to any third party in order to obtain any consent to the assignment of an Assigned Contract.

    6.2  NONDISCLOSURE OF PROPRIETARY DATA.

         Neither Seller nor any of its representatives or affiliates shall, at any time, make use of, divulge or otherwise disclose, directly or indirectly, any trade secret or other proprietary data (including, but not limited to, any customer list, record or financial information) concerning the Business; PROVIDED that Seller may make use of any trade secret or other proprietary data concerning the Business to the extent necessary to complete the build out of the Work-In-Process as contemplated in Sections 1.2 and 5.3.

In addition, neither Seller nor any of its representatives or affiliates shall make use of, divulge or otherwise disclose, directly or indirectly, to any person or entity other than Buyer, any confidential information concerning the Business. The terms of this covenant shall not apply with respect to trade secrets, proprietary data or information which (a) is or becomes generally available to the public other than as a result of a disclosure by the Seller or the Seller Representatives; or (b) becomes available to the Seller on a nonconfidential basis from a source other than the Buyer or the Buyer Representatives, provided, that the Seller has no reason to believe after due inquiry with Buyer that such source is not entitled to disclose the information to it or a nonconfidential basis. Furthermore, nothing contained herein shall be construed to prevent the Seller from making disclosures that may be required by applicable law, regulation or legal process.

    6.3  ACCESS TO INFORMATION.

         Buyer shall, from and after the Closing, not destroy or dispose of the books and records of the Business relating to any period prior to the Closing for a period of 7 years after the Closing without giving adequate notice to the Seller of such pending disposal and offering Seller the right to copy or take possession of such records. Buyer shall give Seller and Seller's employees, counsel and accountants, full access upon reasonable notice during such times as may be agreed to between Buyer and Seller, to all such records for any proper purpose including, without limitation, in connection with the preparation of any tax returns or financial statements or in connection with any judicial, quasi judicial, administrative, tax audit or arbitration proceeding. Seller shall arrange for the access provided pursuant to this Section 6.3 only through David Werner or another authorized officer of Buyer.

                                      ARTICLE 7
                                CONDITIONS OF PURCHASE

    7.1  GENERAL CONDITIONS.

         The obligations of the parties to effect the Closing shall be subject to the following condition:

         (a) NO ORDERS; LEGAL PROCEEDINGS. No law or order shall have been enacted, entered, issued, promulgated or enforced by any governmental entity, nor shall any legal proceedings have been instituted and remain pending or have been threatened and remain which prohibits or restricts or would (if successful) prohibit or restrict the Transactions.

    7.2  CONDITIONS TO OBLIGATIONS OF BUYER.

         The obligations of Buyer to effect the Closing are subject to the satisfaction or written waiver of each of the following conditions (it being understood that a waiver of a Closing condition shall also constitute a waiver of any post-Closing remedy (other than as provided in Section 9.8) that may otherwise be available to Buyer in respect of the matter or matters which cause the Closing condition not to be satisfied):

         (a) REPRESENTATIONS AND WARRANTIES AND COVENANTS OF SELLER. The representations and warranties of Seller herein contained shall be true in all material respects as of the Closing; Seller shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing, and Seller shall have delivered to Buyer a certificate of Seller in form and substance satisfactory to Buyer, dated as of the Closing and signed by its Chief Executive Officer or Chief Financial Officer to such effect.

         (b) Buyer shall have received certified copies of resolutions passed by the respective Boards of Directors of Seller and Intellectual Property Seller authorizing and approving the Transactions and the Transaction Documents.

    7.3  CONDITIONS TO OBLIGATIONS OF SELLER.

         The obligations of Seller to effect the Closing are subject, at the option of Seller, to the satisfaction or written waiver of the following condition (it being understood that a waiver of a Closing condition shall also constitute a waiver of any post-Closing remedy (other than as provided in Section 9.8) that may otherwise be available to Seller in respect of the matter or matters which cause the Closing condition not to be satisfied):

         (a) REPRESENTATIONS AND WARRANTIES OF BUYER. The representations and warranties of Buyer herein contained shall be true in all material respects as of the Closing; Buyer shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing, and Buyer shall have delivered to Seller a certificate of Buyer in form and substance satisfactory to Seller, dated as of the Closing and signed by its Chief Executive Officer or Chief Financial Officer, to such effect.


                                      ARTICLE 8
                                   INDEMNIFICATION

    8.1  OBLIGATIONS OF SELLER.

         Following Closing, Seller agrees to indemnify and hold harmless Buyer and its directors, officers, employees, affiliates, agents and assigns during the periods specified below from and against any and all losses or damages, directly or indirectly, as a result of, or based upon or arising from:

         (a) any breach of any representation, warranty or covenant of Seller made in this Agreement, for the periods covered by Section 9.9;

         (b) any claims (other than those arising under (a), (c) or (d) of this Section 8.1) made after the Closing to the extent and only to the extent that such claims relate (i) to the conduct of the Business before Closing or
(ii) to the build out of the

Work-In-Process and the filling of the Customer Order Backlog as contemplated in Sections 1.2 and 5.3, in each case, indefinitely;

         (c) any products liability claims made prior to or after Closing to the extent and only to the extent that such claims relate to products manufactured and sold (even if not delivered) by Seller in the conduct of its Business prior to Closing, indefinitely; or

         (d) any recall of products effective on or after the date hereof mandated as to Buyer by any federal, state, local or foreign governmental authority to the extent and only to the extent that such recall relates to products manufactured and sold (even if not delivered) by Seller prior to Closing, indefinitely.

    8.2  OBLIGATIONS OF BUYER.

         Following Closing, Buyer agrees to indemnify and hold harmless Seller and its directors, officers, employees, affiliates, agents and assigns during the periods set forth below from and against any and all losses or damages, directly or indirectly, as a result of, or based upon or arising from:

         (a) any breach of any representation, warranty or covenant of Seller made in this Agreement, for the periods covered by Section 9.9;

         (b) any claims (other than those arising under (a), (c) or (d) of this Section 8.2) made after the Closing with respect to the conduct of the Business by Buyer following the Closing, indefinitely;

         (c) any products liability claims made after Closing to the extent and only to the extent that such claims relate to the products manufactured and sold by Buyer in the conduct of the Business after the Closing, indefinitely;

         (d) any recall of products effective on or after Closing mandated as to Seller by any federal, state, local or foreign governmental authority to the extent and only to the extent that such recall relates to products manufactured and sold by Buyer after Closing, indefinitely; or

         (e) any failure of Buyer to satisfy, perform, pay and discharge the Assumed Liabilities to the extent assumed by Buyer pursuant to Section 2.5 and the Assignment and Assumption Agreement.

    8.3  NOTICE AND DEFENSE.

         If Buyer or Seller is seeking indemnification (the party seeking indemnification to be referred to as the "INDEMNIFIED PARTY") and desires to make a claim against the other party for indemnification (the "INDEMNIFYING PARTY") under this Article 8, the Indemnified Party shall, within 30 days after the Indemnified Party becomes aware of a claim by notice or knowledge, notify the Indemnifying Party in writing of any claim or demand as to which the Indemnified Party is entitled to claim indemnification, the section under this Agreement with respect to which such claim is being made and, to the extent known, the amount and circumstances surrounding such claim. In the event the claim is a third party claim against an Indemnified Party or involves a claim by or liability involving a governmental authority, the Indemnifying Party shall have the right to employ counsel of its choice to defend any such claim or demand; provided, however, that (i) the Indemnified Party is kept fully informed of all developments and is furnished copies of all relevant papers; (ii) the Indemnifying Party diligently prosecutes the defense; and (iii) the Indemnified Party shall have the right to participate, at its own undertaking and through counsel selected by it, in the defense of any such claim. If the conditions of the foregoing proviso are not met, or if the Indemnifying Party chooses not to control the defense, the Indemnified Party shall assume and control the defense of such third party claim or suit at the expense of the Indemnifying Party. The Indemnifying Party, or, if the conditions to the foregoing proviso are not met, the Indemnified Party, shall have the right to pay, compromise or settle any such third party claim with the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.


                                      ARTICLE 9
                                       GENERAL

    9.1  AMENDMENTS; WAIVERS.

         This Agreement and any schedule or exhibit attached hereto may be amended only by agreement in writing of all parties. No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

    9.2  SCHEDULES; EXHIBITS; INTEGRATION.

         Each schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although schedules need not be attached to each copy of this Agreement. This Agreement, together with such schedules and exhibits, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

    9.3  FURTHER ASSURANCES.

         Each party shall execute and deliver both before and after the date hereof such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement the transactions contemplated hereby or to evidence such events or matters. In furtherance and not in limitation of the foregoing, Seller and Intellectual Property Seller shall execute and deliver any and all documents and perform any actions (including the payment of money to third parties) necessary to release and terminate any liens of any type whatsoever (other than liens created by Buyer) that may exist on any of the Assets purchased by Buyer. Seller and Intellectual Property Seller shall also execute and deliver any and all documents and perform any actions (other than the payment of recording and filing fees) necessary to make any filings with any governmental entity or office (foreign or domestic) necessary to record and/or perfect Buyer's interests in the Assets.

    9.4  GOVERNING LAW.

         This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and performed in such State and without regard to conflicts of law doctrines except to the extent that certain matters are preempted by federal law or are governed by the law of the jurisdiction of incorporation of the respective parties.

    9.5  COUNTERPARTS.

         This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.

    9.6  REMEDIES CUMULATIVE.

         All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available. In addition, Article 9 shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or pursuit of other remedies for the breach of this Agreement or with respect to any misrepresentation.

    9.7  NOTICES.

         Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by telex, telefax or telecommunications mechanism, provided that any notice so given is also mailed as provided in clause (c), or (c) mailed by certified or registered mail, postage prepaid, receipt requested as follows:

         IF TO BUYER, ADDRESSED TO:

         Kaynar Technologies Inc.
         800 South State College
         Fullerton, California  92634-4001
         Telephone:  (714) 449-4304
         Facsimile:  (714) 680-3153
         Attention:  David A. Werner

         WITH A COPY TO:

         O'Melveny & Myers
         400 South Hope Street, 15th Floor
         Los Angeles, California  90071
         Telephone:  (213) 669-6000
         Facsimile:  (213) 669-6407
         Attention:  C. James Levin and
                      Stuart Y. Kim

         IF TO SELLER OR INTELLECTUAL PROPERTY SELLER, ADDRESSED TO:

         Emhart Industries, Inc.
         510 River Road
         Shelton, Connecticut  06484
         Telephone:  (203) 925-4422
         Facsimile:  (203) 925-3255
         Attention:  Robert McCue

         WITH A COPY TO:

         Charles E. Fenton, Esquire
         Vice President and General Counsel
         The Black & Decker Corporation
         701 East Joppa Road
         Towson, Maryland  21286

         AND

         John B. Frisch, Esquire
         Miles & Stockbridge, a Professional Corporation
         10 Light Street
         Baltimore, Maryland  21202

or to such other address or to such other person as either party shall have last designated by such notice to the other party. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this
Section 9.7 and an appropriate answerback is received, (ii) if given by mail, three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when actually received at such address.

    9.8  EXPENSES AND ATTORNEYS FEES.

         Seller and Buyer shall each pay their own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including but not limited to the fees, expenses and disbursements of their respective accountants and counsel; provided that Seller shall pay or reimburse Buyer for any and all fees and disbursements of Buyer's counsel if Closing does not occur as a result of Seller's refusal to consummate the Closing despite the fact that all of the conditions to Closing set forth in Sections 7.1 and 7.3 have been satisfied. Buyer shall pay or reimburse Seller for any and all fees and expenses of Seller's counsel if the Closing does not occur due to Buyer's refusal to consummate the Closing despite the fact that all of the conditions to Closing set forth in Sections 7.1 and 7.2 have been satisfied. In the event of any legal proceedings for the breach of this Agreement by any party, the prevailing party shall be entitled to reasonable attorney's fees, costs and expenses incurred in such legal proceedings.

    9.9  SURVIVAL.

         The representations and warranties and agreements contained in or made pursuant to this Agreement shall expire on the first anniversary of the Closing except that (i) the representations and warranties contained in Sections 3.1, 3.2, 3.3, 4.1, 4.2 and 4.3 shall survive the Closing and shall remain in full force and effect indefinitely, (ii) the agreements made in Article 8 shall continue for the periods set forth therein, (iii) this Section 9.9 shall be continuing indefinitely and (iv) the provisions of Section 6.3 shall continue to the periods specified therein.

    9.10 SPECIFIC PERFORMANCE; RETURN OF INITIAL PAYMENT.

         Seller acknowledges that, in view of the uniqueness of the Business and the transactions contemplated by this Agreement, Buyer would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that Buyer shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity. Notwithstanding anything contained herein to the contrary, in the event that Closing does not occur because the conditions to Buyer's obligations to proceed to Closing set forth in Sections 7.1 and 7.2 have not been satisfied, or because Seller refuses to consummate the Closing even though the conditions to Seller's obligations to proceed to Closing set forth in Sections 7.1 and 7.3 have been satisfied, Seller shall immediately refund the Initial Payment by wire transfer in immediately available funds to Buyer and in that event Buyer shall not be entitled to any other remedy (other than as provided in Section 9.8) or to otherwise proceed against Seller.

    9.11 BULK TRANSFER LAWS.

         Seller and Buyer hereby waive compliance with any applicable bulk transfer laws, including, but not limited to, the bulk transfer provisions of the Uniform Commercial Code of any state, or any similar statute, with respect to the transactions contemplated hereby. Seller agrees to indemnify, defend and hold harmless Buyer from any and all losses and damages resulting from the assertion of claims made against the Assets sold hereunder or against Buyer by creditors of Seller under any bulk sales law with respect to liabilities and obligations of Seller not assumed by Buyer hereunder.


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

    9.12 NO ASSIGNMENT.

         Neither this Agreement nor any rights or obligations under it are assignable by either party without the prior written consent of the other party.

    9.13 HEADINGS.

         The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.


                                      ARTICLE 10
                                     DEFINITIONS

         For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires,

         (a) the terms defined in this Article 11 have the meanings assigned to them in this Article 11 and include the plural as well as the singular,

         (b) all accounting terms not otherwise defined herein have the meanings assigned under GAAP,

         (c) all references in this Agreement to designated "Articles," "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement,

         (d) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, and

         (e) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

         As used in this Agreement and the Exhibits and Schedules delivered pursuant to this Agreement, the following definitions shall apply.

         "ASSIGNMENT OF INTELLECTUAL PROPERTY RIGHTS" means an Assignment of Intellectual Property Rights substantially in the form of Exhibit C hereto.

         "ASSIGNMENT AND ASSUMPTION AGREEMENT" means an Assignment and Assumption Agreement substantially in the form of Exhibit A hereto.

         "BILL OF SALE" means a Bill of Sale substantially in the form of Exhibit B hereto.


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

         "BUSINESS" means the Seller's business of manufacturing, producing and selling the "KELOX" product line of products as identified on Exhibit F annexed hereto.

         "CLOSING" has the meaning given thereto in Section 2.1.

         "CONTRACT" means any contract, agreement, lease, license, sales order, purchase order, or other legally binding commitment or instrument, whether or not in writing.

         "CUSTOMER ORDER BACKLOG" has the meaning given thereto in Section
1.1.2.

         "GAAP" means generally accepted accounting principles in the United States, as in effect on the date hereof.

         "NON-COMPETITION AGREEMENT" means the Non-Competition Agreement substantially in the form of Exhibit D hereto.

         "PERMIT" means any license, permit, franchise, certificate of authority, or order, or any waiver of the foregoing, required to be issued by any governmental entity in connection with the Assets or the Business.

         "TRANSACTION DOCUMENTS" means this Agreement, the Assignment and Assumption Agreement, the Bill of Sale, Non-Competition Agreement and the Assignment of Intellectual Property.

         "TRANSACTIONS" means the transactions contemplated by the Transaction Documents.

         "VALIANT SUPPLY AGREEMENT" means the agreement attached hereto as Exhibit E.







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

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.


                                            BUYER

                                            KAYNAR TECHNOLOGIES INC.


                                            By:  /s/ David A. Werner
                                                --------------------------
                                               Name:     David A. Werner
                                               Title:    Vice President



                                            SELLER

                                            EMHART INDUSTRIES, INC.


                                            By:  /s/ Charles E. Fenton
                                                --------------------------
                                               Name:  Charles E. Fenton
                                               Title:    Vice President


                                            INTELLECTUAL PROPERTY SELLER


                                            EMHART, INC.


                                            By:  /s/ Charles E. Fenton
                                                --------------------------
                                               Name:  Charles E. Fenton
                                               Title:    Vice President





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